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                                                                   EXHIBIT 10.14


                        PROMISSORY NOTE



PRINCIPAL AMOUNT: $25,000                                  DATE:    May 26, 1997

          FOR VALUE RECEIVED, PHYTOTECH, INC., a New Jersey corporation having an office at One Deer Park Drive, Suite 1, Monmouth Junction, New Jersey 08852 ("Maker"), hereby promises to pay to the order of ABRAHAM H. NECHEMIE, residing at c/o Wiss & Company, LLP, 354 Eisenhower Parkway, Livingston, NJ 07039 ("Holder") the principal sum of TWENTY FIVE THOUSAND DOLLARS ($25,000.00), together with interest on the unpaid balance accruing from and after the date hereof at such rate of interest that shall be the minimum rate on the date hereof necessary under the Internal Revenue Code of 1986, as may be amended from time to time, to avoid an imputed rate of interest under the Code, payable on demand.

          This Note may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment shall be credited against the installment due.

          Notwithstanding the foregoing to the contrary, the full amount of the principal balance owing, and the accrued but unpaid interest thereon shall, at the election of the Holder, become immediately due and payable upon the first to occur of any of the following:

          (a) The commencement of proceedings in bankruptcy, proceedings for an arrangement, reorganization or re-adjustment of debts under any law, whether State or Federal, for the relief of debtors, now or hereafter existing, whether instituted by or against Maker, provided that if an involuntary petition in bankruptcy is filed against Maker, such event shall only constitute a default if the petition is not dismissed within sixty (60) days after being filed;

          (b) Application for the appointment of a receiver of the property of Maker;

          (c) The making of an assignment for the benefit of creditors by Maker; or

          (d) The voluntary or involuntary complete liquidation or dissolution of Maker.

          All parties to this Promissory Note hereby waive presentment for payment, protest, notice of protest, notice of dishonor and all other notices and demands of any nature whatsoever in connection with the making, payment, dishonor or default under this Promissory Note.

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          The provisions of this Note are severable, and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

          This Note shall be construed and governed by the laws of the State of New Jersey.

          Whenever used, "Maker" and "Holder" shall be deemed to include the respective heirs, personal representatives, successors, and assigns of Maker and Holder.

          IN WITNESS WHEREOF, the Maker has set his hand and seal or caused this Note to be properly executed by its proper corporate officers, and has affixed its corporate seal as of the date and year first above written.


ATTEST:                                PHYTOTECH, INC.



Ilya Raskin                            By: Burt D. Ensley
--------------------------------          -----------------------------------
Ilya Raskin, Secretary                     Burt D. Ensley, President